Exhibit 99.1

Alder BioPharmaceuticals Reports First Quarter 2015 Financial and Operating Results

- Alder provides update on clinical development plan for ALD403 in migraine prevention –

- To host conference call at 5:00pm EDT today -

BOTHELL, Wash., May 7, 2015 – Alder BioPharmaceuticals, Inc. (“Alder”) (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics for the treatment of migraine, Cushing’s disease and autoimmune and inflammatory diseases, today provided recent corporate highlights and reported its financial results for the first quarter ended March 31, 2015.

“We are continuing our focus on expediting the development of ALD403 to treat migraine patients, and today we are outlining our clinical development plan for this promising compound with the goal of bringing both infusion and self-administered formulations to patients,” said Randall C. Schatzman, Ph.D., President and Chief Executive Officer of Alder. “We believe ALD403 has the potential to transform the way physicians treat migraine prevention by providing an agent with a previously demonstrated ability to deliver rapid onset, 100% migraine prevention in 27 to 41% of patients in any month and long lasting efficacy; we see this as a very significant market opportunity. We remain on track to report primary endpoint data from our ongoing Phase 2b trial in chronic migraine sufferers in the second half of the year and plan to initiate pivotal studies of ALD403 this year as well.

“During the first quarter we fortified our financial position through an equity offering, raising more than $190 million to support both the aggressive development of ALD403, as well as other promising product candidates in our pipeline, such as ALD1613 for Cushing’s disease,” continued Dr. Schatzman.

Recent Pipeline and Corporate Highlights

Clinical development plans of ALD403 for both infusion and self-administration formulations. ALD403 is Alder’s transformative novel monoclonal antibody that targets calcitonin gene-related peptide, or CGRP, and is being developed for the prevention of migraine. In addition to the ongoing 600 patient Phase 2b double-blind, randomized, placebo-controlled dose-ranging clinical trial in chronic migraine sufferers, Alder has initiated or plans to initiate the following studies during 2015:

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An 800 to 1000 patient double-blind, placebo-controlled, randomized, dose-ranging clinical trial utilizing an intravenous (IV)  formulation of ALD403 administered quarterly for the treatment of both chronic and frequent episodic migraine, which is defined as those patients suffering from five or more migraine days each month. Alder expects this trial to be a pivotal trial. This trial is expected to commence early in the second half of 2015 and the primary endpoint will be the change in migraine days between ALD403 and placebo as determined by responder rates over a 12-week period.

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An ongoing placebo-controlled Phase I study in healthy volunteers investigating different dose levels of ALD403 formulated for self-administration. The goal is to identify a dose that delivers the rapidity of onset, and durability of effect previously seen with intravenous administration and enables once per quarter administration. Alder expects to report top-line data from this study in the second half of 2015.

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Following this data result, Alder plans to initiate a previously described trial, in 240 patients to determine a dose of ALD403 that can deliver efficacy via self-administration over a full 12-week period. This will be a double-blind, placebo-controlled, randomized, multi-dose, dose-ranging clinical trial utilizing ALD403 formulated for quarterly dosing in frequent episodic migraine patients, which is defined as those patients suffering five to 14 migraine days per month. This trial is expected to commence in the second half of 2015 with top-line data anticipated in the second half of 2016. The primary endpoint of the trial will be the change in migraine days between ALD403 and placebo as determined by responder rates over a 12 week period.

At the end of 2015 Alder expects to have three ongoing large clinical trials of ALD403 aimed at treating more than 1,500 migraine patients.

Clazakizumab met its primary endpoint in follow-on Phase 2b trial in rheumatoid arthritis (RA).

•

Alder announced on May 5 that the primary endpoint was met in a 140 patient follow-on Phase 2b, dose-ranging clinical trial designed to determine the safety and efficacy of clazakizumab in RA patients who are anti-TNF inadequate responders. Alder will present full data at a future rheumatology society meeting.

•	Alder continues to seek a partner to collaborate in the development and commercialization of clazakizumab.

Corporate Updates

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In January 2015, Alder completed a follow-on offering with net proceeds of approximately $190.7 million. The offering consisted of an aggregate of 6,900,000 shares at a public offering price of $29.50 per share, before underwriting discounts and commissions and offering expenses.

Anticipated Upcoming Milestones

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Announce primary endpoint data for ALD403 Phase 2b trial in chronic migraine in 2H, 2015: Alder plans to announce primary endpoint data from its 600-patient Phase 2b double-blind, randomized, placebo-controlled dose-ranging clinical trial utilizing IV formulation of ALD403 for the preventative treatment of chronic migraine sufferers in the second half of 2015. The primary endpoint of this Phase 2b trial is the change in migraine days between ALD403 and placebo as judged by the difference in the responder rates over a 12-week period.

•

Announce primary endpoint data from a Phase I trial of ALD403 formulated for quarterly self-administration in the second half of 2015. Alder plans to announce primary endpoint data from its placebo-controlled Phase 1 study in healthy volunteers investigating different dose levels of ALD403 formulated for quarterly self-administration in the second half of 2015.

•

Initiate pivotal trials for ALD403 in the second half of 2015: As noted above, in the second half of 2015, Alder plans to initiate a pivotal double-blind, placebo-controlled, randomized, dose-ranging clinical trials utilizing an IV formulation of ALD403 administered quarterly for the treatment of both chronic and frequent episodic migraine. The primary endpoint is the same as the Phase 2b trial in chronic migraine.

•

Initiate a Phase 2b dose-ranging trial of ALD403 formulated for self-administration in the second half of 2015: Alder plans to initiate a double-blind, placebo-controlled, randomized, dose-ranging clinical trial of ALD403 formulated for quarterly self-administration in frequent episodic migraine patients in the second half of 2015. The primary endpoint is the same as the Phase 2b trial in chronic migraine.

•

Initiate Phase 1 trial for ALD1613 in Cushing’s disease: Alder plans to advance ALD1613 through Investigational New Drug (IND)-enabling toxicology studies in 2015 and commence a Phase 1 trial in 2016 for the treatment of Cushing’s disease, an orphan disease driven by long-term exposure to cortisol as a result of increased expression of adrenocorticotropic hormone (ACTH) produced by a pituitary tumor.

Upcoming Data Presentations

Alder will present data for ALD403 at the 17th Congress of the International Headache Society on Friday, May 15, in Valencia, Spain:

•	Oral presentation: “Proof of Concept Clinical Trial of ALD403, an Anti-Calcitonin Gene-Related Peptide (CGRP) Antibody in the Prevention of Migraine – 6 Month Data”
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Poster presentation: “PK & PD Supporting A Single Dose, Placebo-Controlled Randomized Ascending Dose Study of ALD403, a Humanized anti-Calcitonin Gene-Related Peptide (CGRP) Monoclonal  Antibody Administered IV or SC”

First Quarter 2015 Financial Results

For the first quarter ended March 31, 2015, Alder did not record any revenues compared to $4.8 million for the same period in 2014. The change in revenue was due to Bristol Myers Squibb’s termination of its worldwide rights for clazakizumab, which were returned to Alder in December 2014.

Research and development expenses for the first quarter ended March 31, 2015 totaled $11.0 million compared to $7.0 million for the same period in 2014. The higher costs in the 2015 period were primarily due to higher clinical trial costs to advance Alder’s Phase 2 program for ALD403 for the treatment of migraine.

General and administrative expenses for the first quarter ended March 31, 2015 totaled $3.7 million compared to $3.2 million for the same period in 2014. The increase for the 2015 period was primarily due to increases in administrative costs and fees to operate as a public company.

Net loss for the first quarter ended March 31, 2015 totaled $14.7 million, or $0.40 per share, compared to a net loss of $5.4 million, or $5.38 per share, for the same period in 2014. The net loss per share calculation for the first quarter of 2015 reflects the impact of preferred shares converting into common shares upon the completion of Alder’s initial public offering.

As of March 31, 2015, Alder had $230.3 million in cash and cash equivalents and short-term investments compared to $55.9 million as of December 31, 2014.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. EDT to discuss these financial results and recent corporate highlights. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 30346731. A live webcast of the conference call will be available online from the investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc., is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s lead clinical candidate, ALD403, inhibits a well-validated molecule shown to trigger migraine attacks, calcitonin gene-related peptide (CGRP), and is currently undergoing Phase 2b clinical testing for the treatment of chronic migraines. Alder plans to initiate additional advanced clinical studies for ALD403 in frequent episodic and chronic migraines in the second half of 2015. Alder’s second program, ALD1613, which targets adrenocorticotropic hormone (ACTH) is undergoing Investigational New Drug (IND)-enabling preclinical studies with the initiation of clinical studies in Cushing’s disease planned for 2016. Finally, clazakizumab, previously known as ALD518, is designed to block the pro-inflammatory cytokine IL-6 and has completed a Phase 2b clinical trial. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the further development of ALD403 and ALD1613, the initiation of future clinical trials and studies, availability of clinical trial data and the potential of ALD403, ALD1613 and clazakizumab to address the unmet medical needs of patients. All forward-looking statements included in this press release are based on our management’s beliefs and assumptions and on information currently available to our management, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this press release may turn out to be wrong and actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission (SEC) on March 13, 2015, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in our other reports and filings we will make with the SEC from time to time. We caution investors that our business and financial performance are subject to substantial risks and uncertainties

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Media Contact:	Investor Relations Contact:
David Schull	Sarah McCabe
Russo Partners, LLC	Stern Investor Relations, Inc.
(212) 845-4271	(212) 362-1200
david.schull@russopartnersllc.com	sarah@sternir.com

Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	March 31,	December 31,
	2015	2014

Cash, cash equivalents, and short-term investments	$230,262	$55,872
Prepaid expenses and other assets	12,680	8,487
Total assets	$242,942	$64,359

Total liabilities	$6,775	$5,202
Total stockholders’ equity	236,167	59,157
Total liabilities and stockholders’ equity	$242,942	$64,359

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014

Revenues
Collaboration and license agreements	$—	$4,782
Operating expenses
Research and development	11,035	7,020
General and administrative	3,677	3,160
Total operating expenses	14,712	10,180
Loss from operations	(14,712)	(5,398)
Other income	59	3
Net loss	$(14,653)	$(5,395)
Net loss per share - basic and diluted	$(0.40)	$(5.38)
Weighted average number of common shares used in net loss per share - basic	36,903,483	1,002,220